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                                                                    EXHIBIT 23.2

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Alabama National BanCorporation for the registration of 570,000 shares of its common stock and to the incorporation by reference therein of our report dated February 29, 1996, with respect to the 1995 consolidated financial statements of Alabama National BanCorporation (not presented separately in the 1996 Annual Report on Form 10-K) which report is included in Alabama National BanCorporation's Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

Birmingham, Alabama
October 23, 1998